Exhibit 10.2

AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT
THIS AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT (this "Agreement"), dated as of March 20, 2023, is between Vimeo, Inc. ("Vimeo") and Joseph Levin ("Levin").
WHEREAS, Levin and Vimeo previously entered into a Restricted Stock Agreement, dated June 7, 2021 (the “Predecessor Agreement”);
WHEREAS, in connection with Levin’s contemplated transition from a member of the Board to a special advisor to the Board, Vimeo and Levin wish to amend and restate the Predecessor Agreement; and
WHEREAS, the parties agree and acknowledge that no shares have vested under the Predecessor Agreement and neither party has breached the Predecessor Agreement;
NOW THEREFORE, it is agreed by Vimeo and Levin that the Predecessor Agreement is hereby amended and restated in full by this Agreement, effective as of the date hereof.
Capitalized terms used in this Agreement, to the extent not defined, shall have the meanings set forth in the Vimeo, Inc. 2021 Stock and Annual Incentive Plan (the "Plan").
1.Definitions
(a)"Cause" shall mean the occurrence of any of the following after the date of this Agreement (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Levin; (ii) a willful and material violation by Levin of Vimeo policies pertaining to ethics, wrongdoing or conflicts of interest that results in, or would reasonably be expected to result in material harm to Vimeo or its reputation; or (iii) the refusal or material failure of Levin to provide the Services; provided, that in no event shall "Cause" have occurred pursuant to clauses (ii) or (iii) unless (x) an event or circumstance constituting "Cause" shall have occurred and the Company provides Levin with written notice thereof within thirty (30) days after any member of the Board has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that the Company believes constitutes Cause, (y) Levin fails to cure the circumstance or event so identified (if curable) within thirty (30) days after the receipt of such notice, and (z) within ninety (90) days of such notice there will have been delivered to Levin a copy of a resolution duly adopted by at least seventy-five percent (75%) of the members of the Board who are both disinterested and deemed independent under NASDAQ rules at such time, after reasonable notice is provided to Levin and Levin is given an opportunity, together with counsel, to be heard before the Board, finding that, in the good faith opinion of such directors, Levin has engaged in conduct constituting Cause and specifying the particulars thereof in reasonable detail (it being understood that the determination of whether Cause occurred is a question of fact and shall be subject to de novo review by the applicable courts in any dispute pursuant to Section 12 without deference to any opinion rendered by such directors).
(b)"CAGR" shall have the meaning set forth on Exhibit A to this Agreement.
(c) "Change in Control" shall have the meaning set forth in the Plan as in effect on the date hereof.
(d) "Disability" shall have the meaning ascribed to such term in the Plan.
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(e)"Early Settlement Election" means Levin's election to settle the Award, effective on the sixth, seventh, eighth or ninth anniversary of the Effective Date, as applicable, by providing written notice to Vimeo no earlier than one year prior to the early settlement date and no later than one hundred eighty days prior to the early settlement date.
(f)"Effective Date" means November 5, 2020.
(g)"Pro-Ration Factor" means a fraction (not to exceed 1), (i) the numerator of which equals the number of full and partial months from the Effective Date through the date Levin's Service as a special advisor to the Board terminates, and (ii) the denominator of which equals 120.
(h)“Services” shall mean the services which Levin hereby agrees to provide as a special advisor to the Board, as set forth on Exhibit B hereto.
(i)"Vimeo Common Stock" means common stock of Vimeo, $0.01 par value per share.
(j)"Vimeo FMV" means the average of the closing prices of a share of Vimeo Common Stock on the NASDAQ Stock Market (or other applicable exchange) on the five trading days preceding the date of measurement.
(k)"Voting Agreement" means the Voting Agreement, dated June 7, 2021, by and among Barry Diller, the Diller Parties (as defined therein) and Levin.
2.Restricted Stock Award.
(a) Award. This Agreement covers 3,247,000 shares of Restricted Stock (the "Award") under the Plan. The shares subject to the Predecessor Agreement were originally received in connection with the separation of Vimeo from IAC/InterActiveCorp ("IAC") in respect of the 3,000,000 shares of restricted common stock of IAC granted by IAC to Levin on the Effective Date (the "IAC Award"). The shares of Restricted Stock covered by this Award are held in the form of a book entry of shares in Levin's name. The book entry relating to the Award includes a notation reflecting the restrictions on transfer applicable to the shares of Restricted Stock covered by the Award. Any shares awarded under the Predecessor Agreement in excess of 3,247,000 shall be deemed canceled and forfeited.
(b)Restrictions on Transfer. Until such time (and to such extent) as the Award vests, and, in the case of vesting of the Award in connection with an Early Settlement Election, until the tenth anniversary of the Effective Date, neither the Award, nor the shares of Vimeo Common Stock covered by the Award, shall be transferable by Levin by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise; provided, however, that Levin may transfer shares of Restricted Stock to Levin's spouse or children (collectively, "Family Members"), trusts for the benefit of such Family Members, family limited partnerships or family limited liability companies the partners or members of which are any of the foregoing, and, upon the death of Levin, Levin's executor, administrator and heirs (each, a "Permitted Transfer"), in each case subject to the vesting of such shares and the forfeiture of such shares if they do not vest in accordance with the terms of this Agreement; provided further, that in each case no Permitted Transfer shall be effective unless and until the transferee of the shares of Restricted Stock executes and delivers to Vimeo an appropriate document, satisfactory to Vimeo, in which such Permitted Transferee agrees that it shall be bound in the same manner as Levin by, and that its beneficial ownership of any shares of Restricted Stock covered by the Award shall be subject to,
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all the terms and conditions provided in this Agreement, including the vesting and forfeiture provisions.
3.Vesting of Award
(a)Regular Vesting. Subject to the terms and conditions of this Agreement, the provisions of the Plan and Levin's continuous provision of the Services as a special advisor to the Board through the ten year anniversary of the Effective Date, the Award will vest based on the Vimeo FMV as of the tenth anniversary of the Effective Date with respect to the number of shares of Vimeo Common Stock determined in accordance with the "Regular Vesting Matrix" below and Levin shall forfeit any portion of the Award that does not so vest:

Regular Vesting Matrix
Vimeo FMV	Number of Shares
less than $29.43	0
$29.43	541,166
$37.45	2,164,666
$47.38	2,976,416
$59.63 or greater	3,247,000
The "Number of Shares" earned for a Vimeo FMV between $29.43 and $37.45, between $37.45 and $47.38 or between $47.38 and $59.63 shall be determined by straight line interpolation.
(b)Early Settlement Election. If Levin makes a valid Early Settlement Election, then, subject to the terms and conditions of this Agreement, the provisions of the Plan and Levin's continuous provision of Services as a special advisor to the Board through the applicable Effective Date anniversary designated in the Early Settlement Election notice, the Award will vest with respect to the number of shares of Vimeo Common Stock determined in accordance with the "Early Settlement Vesting Matrix" below based on the Vimeo FMV on the applicable Effective Date anniversary and Levin shall forfeit any portion of the Award that does not so vest; provided, however, that Levin agrees that he shall not transfer or dispose of any such vested shares of Vimeo Common Stock prior to the tenth anniversary of the Effective Date and that Vimeo and Levin will make arrangements that are reasonably satisfactory to Vimeo to ensure Levin's compliance with this transfer restriction.

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Early Settlement Vesting Matrix
Early Vesting Date	Vimeo FMV	Number of Shares
6th Anniversary
(6 yrs = 60%)	$26.66	324,700
	$30.81	1,298,800
	$35.48	1,785,850
	$40.73	1,948,200
7th Anniversary
(7 yrs = 70%)	$27.33	378,816
	$32.35	1,515,266
	$38.14	2,083,492
	$44.8	2,272,900
8th Anniversary
(8 yrs = 80%)	$28.01	432,933
	$33.97	1,731,733
	$41	2,381,133
	$49.28	2,597,600
9th Anniversary
(9 yrs = 90%)	$28.71	487,050
	$35.67	1,948,200
	$44.08	2,678,775
	$54.21	2,922,300
The "Number of Shares" earned on any Early Vesting Date for achievement between two Vimeo FMVs shall be determined by straight line interpolation.
(c)[RESERVED]
(d)Death or Disability. If Levin's provision of Services as a special advisor to the Board terminates due to Levin's death or Disability, then, Levin or Levin's estate shall remain eligible to earn a number of shares of Vimeo Common Stock equal to the product obtained by multiplying (i) the "Number of Shares" determined by the "Death or Disability Matrix" set forth below by (ii) the Pro-Ration Factor.

Death or Disability Vesting Matrix
Performance	Number of Shares
Less than Tier 1	0
Tier 1	541,166
Tier 2	2,164,666
Tier 3	2,976,416
Tier 4	3,247,000
The "Number of Shares" earned for achievement between Tier 1 and Tier 2, between Tier 2 and Tier 3 or between Tier 3 and Tier 4 shall be determined by straight line interpolation.
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(e)Cause Finding. If Cause occurs, then Levin immediately shall forfeit any then unvested portion of the Award. This remedy shall be without prejudice to, or waiver of, any other remedies Vimeo and/or its Subsidiaries and/or its Affiliates may have in such event.
(f)Other Terminations of Service. Upon any termination of Levin's provision of Services as a special advisor to the Board for any reason, prior to the vesting of the Award, other than a termination of Levin's Service covered by Section 3(d), any unvested portion of the Award shall be forfeited and canceled in its entirety effective immediately upon such event. For the avoidance of doubt, Levin’s provision of Services as a special advisor to the Board shall continue for purposes of the Award so long as Levin is willing to provide such Services, notwithstanding any earlier termination by the Board other than for Cause, death or Disability.
(g)Change in Control. Upon a Change in Control, a designated percentage of the Award will vest as set forth below based on the timing of the Change in Control relative to the Effective Date:

Change in Control Date	% of Vimeo Award
Prior to 3rd Anniversary	30%
Between 3rd and 4th Anniversary	47.5%
Between 4th and 5th Anniversary	65%
Between 5th and 6th Anniversary	82.5%
Between 6th and 7th Anniversary	100%
Between 7th and 8th Anniversary	100%
Between 8th and 9th Anniversary	100%
Between 9th and 10th Anniversary	100%
(h)[RESERVED]
(i)Vesting Limits/Award Sharing. Notwithstanding anything to the contrary contained in this Agreement, upon a vesting event under this Section 3, Levin will forfeit 10% of the portion of the Award that vests (the shares covered by such forfeited portion of the Award that vests, rounded down to the nearest whole share, the "Shared Award Shares") shall be allocated by the Compensation Committee among employees of Vimeo and its Subsidiaries with a presumptive emphasis on employees whose annual compensation falls in the bottom quartile of annual compensation of all employees of Vimeo and its Subsidiaries as determined in the reasonable discretion of the Compensation Committee after taking into account Levin’s recommendation.
4.Adjustments
The Award, including the applicable performance goals, shall be subject to adjustment pursuant to Section 3(d) of the Plan, as determined by the Compensation Committee or the Board in a reasonable, good faith manner designed to be consistent with the underlying principles and overall intent and thrust of (a) this Agreement and (b) the Voting Agreement and (c) the IAC Award.
5.Release of Shares
Subject to Levin's satisfaction of the tax obligations described immediately below under "Taxes and Withholding," and the requirements of Section 3(b) of this Agreement, evidence of
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the removal of the restrictions on shares of Restricted Stock that have vested under this Agreement shall be provided to Levin as soon as practicable following the date on which the restrictions on such shares of Restricted Stock have lapsed. Notwithstanding the foregoing, Vimeo shall be entitled to maintain the restrictions on transfer applicable to the shares of Restricted Stock that have vested under this Agreement until Vimeo or the agent selected by Vimeo to administer the Plan (the "Agent") has received from Levin: (i) a duly executed Form W-9 or W-8, as applicable or (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such Award.
6.Taxes and Withholding
No later than the date as of which an amount in respect of any portion of the Award first becomes includible in Levin's gross income for federal, state, local or foreign income or employment or other tax purposes, Vimeo or its Subsidiaries and/or Affiliates shall deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to Levin by reducing the number of shares of Vimeo Common Stock issued upon settlement of the Award that gives rise to the withholding requirement. In the event shares of Vimeo Common Stock are deducted to cover tax withholdings, the number of shares of Vimeo Common Stock withheld shall generally have a value based on the Vimeo FMV equal to the aggregate amount of Vimeo's withholding obligation on the same date. If the event that any such deduction and/or withholding is prohibited by law, Levin shall, prior to or contemporaneously with the vesting of the Award, pay to Vimeo, or make arrangements satisfactory to Vimeo regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.
7.[RESERVED]
8.Rights as a Stockholder
Except as otherwise specifically provided in the Plan or this Agreement, Levin shall have, with respect to the shares of Restricted Stock covered by the Award, all of the rights of a stockholder of Vimeo holding shares of Vimeo Common Stock, including, if applicable, the right to vote the shares of Restricted Stock; provided, however, that (a) cash dividends on shares of restricted Vimeo Common Stock covered by the Award shall be paid solely with respect to the number of shares of restricted Vimeo Common Stock determined in accordance with the "Ordinary Cash Dividend Determination Matrix" set forth below, and (b) subject to any adjustment pursuant to Section 3(d) of the Plan, dividends payable in shares of Vimeo Common Stock shall be paid in the form of shares of Restricted Stock, held subject to the vesting of the shares of Restricted Stock covered by the Award.

Ordinary Cash Dividend Determination Matrix
Performance	Number of Shares
Below Tier 1	0
Tier 1	541,166
Tier 2	2,164,666
Tier 3	2,976,416
Tier 4	3,247,000
The "Number of Shares" with respect to which ordinary cash dividends shall be paid with respect to any given dividend record date for achievement between Tier 1 and Tier 2, between Tier 2 and Tier 3 or between Tier 3 and Tier 4 shall be determined by straight line interpolation.
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9.Conflicts and Interpretation
In the event of any conflict between this Agreement and the Plan, the Plan shall control; provided that (a) an action or provision that is permissive under the terms of the Plan, and required under this Agreement, shall not be deemed a conflict and this Agreement shall control and (b) in all other cases the Plan shall be interpreted in a manner that gives maximum effect to the terms of this Agreement. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Compensation Committee has the power, among others, to: (x) interpret the Plan, (y) prescribe, amend and rescind rules and regulations relating to the Plan and (z) make all other determinations deemed necessary or advisable for the administration of the Plan; provided that, in the event of a dispute between Vimeo and Levin, Section 12 of this Agreement will apply and the court need not give deference to any Compensation Committee interpretation.
10.Amendment
This Agreement and the Award shall not be modified in any respect except by a writing executed by each party hereto.
11.Data Protection
The acceptance of the Award constitutes Levin's authorization of the release from time to time to Vimeo or any of its Subsidiaries or Affiliates and to the Agent (together, the "Relevant Companies") of any and all personal or professional data that is necessary or desirable for the administration of the Award and/or the Plan (the "Relevant Information"). Without limiting the above, this authorization permits Vimeo to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Award and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of the Award also constitutes Levin's authorization of the transfer of the Relevant Information to any jurisdiction in which Vimeo or the Agent considers appropriate. Levin shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.
12.Governing Law; Jurisdiction
This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Delaware without reference to its principles of conflicts of laws. Any dispute under this Agreement will be heard and determined before the Delaware Chancery Court located in Wilmington, Delaware, or, if not maintainable therein, then in an appropriate federal court located in Wilmington, Delaware, and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes. Each party hereto (a) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth below (which either party may change from time to time by providing written notice), (b) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (c) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue
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in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (d) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.
Notices:

If to Levin: Joseph Levin c/o IAC, Inc. 555 West 18th Street New York, New York 10011 With a copy to: Marc Trevino Sullivan and Cromwell 125 Broad Street New York, New York 10004-2498	If to Vimeo: Vimeo, Inc. 330 West 34th Street, 5th Floor New York, New York 10001 Attention: General Counsel

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Vimeo has caused this Agreement to be executed and delivered by its duly authorized officer and Levin has executed and delivered this Agreement on March 20, 2023.

Vimeo, Inc.

/s/ Anjali Sud
By: Anjali Sud
Title: Chief Executive Officer

/s/ Joseph Levin
JOSEPH LEVIN
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A[Do not delete - this paragraph generates the automatic page number]
Exhibit A
"CAGR" shall mean, with respect to a specified period of years (including partial years), the compounded annual growth rate, expressed as a percentage, rounded to four decimal places, in the value of Vimeo Common Stock during such period calculated as:
(A/B)1/C minus 1
where:
"A" equals the Vimeo FMV on the date of measurement;
"B" equals $22.99; and
"C" equals the number of years, including any fraction of a year, from the Effective Date through the date of measurement.
Illustrative Example of CAGR Calculation
(A/B)1/C minus 1
"A" equals $350, the Vimeo FMV on the sixth anniversary of the Effective Date;
"B" equals $22.99; and
"C" equals 6.
($350/$22.99)1/6 minus 1 = 57.4302% CAGR
For purposes of the "Death or Disability Vesting Matrix" and the "Ordinary Cash Dividend Determination Matrix":
"Tier 1" means achievement of the CAGR implied by the second row of the "Regular Vesting Matrix" ($29.43) for the period from the Effective Date through the date of Levin's termination of provision of Services due to death or Disability, in the case of the Death or Disability Vesting Matrix, or through the applicable dividend record date in the case of the Ordinary Cash Dividend Determination Matrix.
"Tier 2" means achievement of the CAGR implied by the third row of the "Regular Vesting Matrix" ($37.45) for the period from the Effective Date through the date of Levin's termination of provision of Services due to death or Disability, in the case of the Death or Disability Vesting Matrix, or through the applicable dividend record date in the case of the Ordinary Cash Dividend Determination Matrix.
"Tier 3" means achievement of the CAGR implied by the fourth row of the "Regular Vesting Matrix" ($47.38) for the period from the Effective Date through the date of Levin's termination of provision of Services due to death or Disability, in the case of the Death or Disability Vesting Matrix, or through the applicable dividend record date in the case of the Ordinary Cash Dividend Determination Matrix.
"Tier 4" means achievement of the CAGR implied by the fifth row of the "Regular Vesting Matrix" ($59.63 or greater) for the period from the Effective Date through the date of Levin's
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termination of provision of Services due to death or Disability, in the case of the Death or Disability Vesting Matrix, or through the applicable dividend record date in the case of the Ordinary Cash Dividend Determination Matrix.